SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             November 22, 1998
                     (Date of earliest event reported)


                              AMP Incorporated
            ----------------------------------------------------
           (Exact Name of Registrant as Specified in its charter)

        Pennsylvania               1-4235                  23-0332575
  (State or Jurisdiction    (Commission File No.)        (IRS Employer
    of Incorporation)                                  Identification No.)


            P.O. Box 3608, Harrisburg, Pennsylvania 17105-3608
        ----------------------------------------------------------
       (Address of principal executive offices, including zip code)


                              (717) 564-0100
             --------------------------------------------------
            (Registrant's telephone number, including area code)


                               Not Applicable
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)




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Item 5.  Other Events.

            On November 22, 1998, AMP Incorporated, a Pennsylvania corporation, (the "Company" or "AMP") entered into an Agreement and Plan of Merger, by and among the Company, Beta Zeno Corp. ("Beta"), a Pennsylvania corporation and wholly owned subsidiary of Tyco International Ltd. ("Tyco"), and Alpha Zeno Corp. ("Merger Sub"), a Pennsylvania corporation and wholly owned subsidiary of Beta, pursuant to which Merger Sub will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, each outstanding share of the Company's common stock ("AMP Common Stock") will be converted, on a tax-free basis, into a fraction of a Tyco common share ("Tyco Common Share"), as described below, and the Company will become an indirect, wholly owned subsidiary of Tyco.

            Under the terms of the Merger Agreement, if the weighted average share price of a Tyco Common Share for the fifteen consecutive day trading period ending four trading days prior to AMP's shareholder meeting to vote on the Merger (the "Average Share Price") is equal to or greater than $60.00 but less than $67.00 per share, AMP shareholders will receive, for each share of AMP Common Stock, Tyco Common Shares valued at $51.00 per share. If the Average Share Price of a Tyco Common Share is equal to or greater than $67.00 but less than or equal to $73.50, AMP shareholders will receive 0.7612 of a Tyco Common Share for each share of AMP Common Stock, resulting in value between $51.00 and $55.95 per share, with $55.95 per share being the maximum value that shareholders of the Company could receive in the Merger. If the Average Share Price of a Tyco Common Share is less than $60.00, Tyco can terminate the Merger Agreement unless AMP exercises its right to close the Merger at an exchange ratio of 0.85. If Tyco does not elect to terminate the Merger Agreement, the exchange ratio will increase so that AMP shareholders receive Tyco Common Shares with a value of $51.00 per share of AMP Common Stock.

            The Merger is expected to be accounted for as a pooling of interests. The consummation of the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including obtaining the approval of the shareholders of the Company and Tyco and customary regulatory approvals. It is anticipated that the Merger will be completed in the first calendar quarter of 1999. In connection with its entering into the Merger Agreement, the Company terminated its previously announced self-tender offer for 30,000,000 shares of AMP Common Stock.

            The Merger Agreement provides that AMP will pay Tyco $300 million as a termination fee plus Tyco's reasonable out of pocket expenses upon termination of the Merger Agreement under the circumstances, and subject to the conditions, specified therein. Prior to November 6, 1999, AMP is prohibited from entering into or approving another transaction unless


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the Merger Agreement is terminated under certain limited circumstances as specified in the Merger Agreement.

            The Company has also entered into a Stock Option Agreement, dated as of November 22, 1998 (the "Stock Option Agreement"), between the Company and Beta, pursuant to which Beta was granted an option to acquire up to 19.9% of the outstanding shares of AMP Common Stock at a price per share of $51, subject to terms and conditions of the Stock Option Agreement. All obligations of Merger Sub and Beta under the Merger Agreement and the Stock Option Agreement are guaranteed by Tyco.

            In connection with the execution of the Merger Agreement, the Company has also entered into Amendment No. 5 to the Rights Agreement, dated as of November 22, 1998 (" Amendment No.5"), by and between the Company and ChaseMellon Shareholder Services L.L.C., as rights agent (the "Rights Agent"). Pursuant to Amendment No. 5, the Rights Agreement, dated October 25, 1989 and as amended prior hereto ( the "Rights Agreement"), by and between the Company and the Rights Agent, was further amended to provide that the execution and delivery of the Merger Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated thereby, will not result in Tyco or any of its affiliates becoming an Acquiring Person (as defined in the Rights Agreement) or any triggering event occurring thereunder.

      The foregoing description of the Merger, the Merger Agreement, the Stock Option Agreement and Amendment No. 5 does not purport to be complete and is qualified in its entirety by the copies of the Merger Agreement, the Stock Option Agreement and Amendment No. 5 which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

(c)   Exhibits.

      Exhibit No. Description
      2.1 Agreement and Plan of Merger, dated as of November 22, 1998, by and among the Company, Beta and Merger Sub.

      2.2 Stock Option Agreement, dated as of November 22, 1998, by and between the Company and Beta.



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      4.1         Amendment No. 5, dated as of November 22, 1998, to the
                  Rights Agreement, by and between the Company and ChaseMellon Shareholder Services L.L.C.

      99.1 Press release issued by the Company on November 23, 1998.



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                                 SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AMP Incorporated


                                    By:/s/ David F. Henschel
                                       ------------------------------------
                                       Name:  David F. Henschel
                                       Title: General Counsel and
                                               Corporate Secretary


Dated:  November 25, 1998


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                               EXHIBIT INDEX


   Exhibit No.      Description
   -----------      -----------

      2.1 Agreement and Plan of Merger, dated as of November 22, 1998, by and among the Company, Beta and Merger Sub.

      2.2 Stock Option Agreement, dated as of November 22, 1998, by and between the Company and Beta.

      4.1 Amendment No. 5, dated as of November 22, 1998, to the Rights Agreement, by and between the Company and ChaseMellon Shareholder Services L.L.C.

      99.1 Press release issued by the Company on November 23, 1998.